Exhibit 10.27

DISTRIBUTOR AGREEMENT

This Distributor Agreement (the ‘Agreement’) dated 1st September 2004. is between

Lucid Inc., a New York corporation, having a principal place of business at 2320 Brighton Henrietta T/L Road, Rochester NY 14623

and Integral Corporation, having a principal place of business at Shinjyuku 1- 36-7,Shinjyuku-ku,Tokyo, Japan, (‘Distributor’)

For good and valuable consideration, the parties hereby agree:

1.     Appointment

A) Lucid appoints the Distributor and the Distributor accepts appointment as an exclusive authorized Lucid Distributor. The Distributor will be entitled to purchase certain Lucid products and resell them to End User customers within the following market segments:- hospital and medical research centres, including but not limited to dermatology, pathology, plastic surgery and mohs surgery departments, clinical research centres, cosmetic and cosmeceutical companies.

B)  The relationship of the parties under this Agreement is that of independent contractors and nothing contained herein shall be construed as creating any partnership, joint venture or agency relationship between the Distributor and Lucid. Under no circumstances shall any employees of one party be deemed the employees of the other for any purpose. The Distributor shall not have the authority to assume or create any obligation, or make any representation of any kind on behalf of Lucid.

2.     Term

A) The initial term of this Agreement shall be two calendar years from the Agreement date. After the initial term, this Agreement will automatically renew for periods of one (1) calendar year unless terminated by either party with a three month notice effective to the end of the calendar year

3.     Products

A ) Lucid agrees to sell the following products to the Distributor: -

VivaScope Confocal Microscope Model 1500

B ) Further products manufactured by Lucid will be discussed with the Distributor and by agreement will be added to this Agreement.

4.     Territory

A) The Distributor is appointed as an exclusive Distributor within the following territory: - JAPAN.

B) The Distributor agrees to act as a Distributor for Lucid within the above Territory and not to solicit any sales of the Product(s) outside the above Territory.

5.     Duties of The Distributor

A) The Distributor will use his best efforts to actively promote and sell the Product to all relevant End Users within all relevant market segments within the Territory.

B) The Distributor agrees to undertake detailed sales demonstrations of the Product to potential End Users within all relevant market segments within the Territory. These demonstrations will normally be held within the End Users’ own facility.

C)  The Distributor agrees to allow the End User to undertake sales evaluations (trials) of the product, using the Distributor’s own Demonstration Product as necessary.

D)  The Distributor agrees to promote the Product at all relevant trade shows, seminars and exhibitions held within the Territory. Lucid may, at it’s discretion, and in co-ordination with the Distributor when Lucid deems it necessary, at its own expense and in its own name, engage in advertising activities of or hold or participate in exhibitions of the Product in the Territory.

E) The Distributors will not sell any equipment or service, which in any way can be considered to be competitive to the equipment or service offered by Lucid to the Distributor as Product.

F) The Distributor will provide to the End User, full installation and customer training of the Product.

6.     Personnel

A)    The Distributor will employ a team of full-time sales and technical professionals, who will be fully conversant with the Products and will be used by the Distributor in the sale and technical support and promotion of Lucid products within the Territory.

7.     Demonstration Equipment

A)    The Distributor has previously purchased from Lucid, ONE Demonstration Model VivaScope 1500.

The Distributor agrees to use this demonstration equipment for the duties as noted in 5 A, B, C, D as above and not to re-sell this demonstration equipment to End Users without the written consent of Lucid

8.     Training

A) The Distributor agrees to allow, from time to time, all sales and service professionals employed on Lucid products, to attend sales and service training sessions for Lucid products.

B) The Distributor agrees to allow Lucid to accompany the Distributor sales professionals during sales calls within the Territory as required.

C) The Distributor agrees to allow Lucid to participate in sales meetings for training purposes, held within the Distributor’s facility.

9.     Information

A) The Distributor agrees to supply to Lucid on a monthly basis a detailed sales forecast, highlighting potential order dates of product.

B) The Distributor agrees to supply to Lucid, from time to time, with any competitive data emanating from the Territory.

C) The Distributor agrees to supply Lucid, on an annual basis, with a detailed sales plan for the Product, broken down by sales for each individual country within the Territory if applicable.. The first annual sales plan will be presented to Lucid within three (3) months of the signing of this agreement.

10.  Intellectual Property

A) Lucid is the sole owner of all trademark symbols and logos under which the products will be sold. Lucid agrees that the Distributor may use the appropriate trademarks to promote the sale of products in the Territory. Such use is only with Lucid’s permission and must be related to the sale of Lucid products. The Distributor acquires no rights to Lucid trademarks by selling Lucid products. The Distributor may not use Lucid trademarks, symbols or logos as part of its business or corporate names.

A) The Distributor will assist Lucid in protecting Lucid’s patents, copyright, trademarks and logos. The Distributor will inform Lucid of any known or suspected violations of Lucid’s patents, copyright, trademarks, symbols and logos. If Lucid requests, the Distributor will assist in protecting such intellectual property from infringement.

11.  Duties of Lucid

A)    Lucid will supply to the Distributor, free of any charge, reasonable quantities of Product datasheets.

B)    Lucid will supply to the Distributor, free of charge, images of skin in vivo. Lucid will make every reasonable effort to supply images of skin to the Distributor, which are required by the Distributor for a particular End User application.

C)    Lucid will make available free of charge to the Distributor the services of at least one suitable sales professional.

D)    Lucid will make available free of charge to the Distributor the services of at least one Clinical Research Engineer. This person will normally reside at Lucid’s USA Headquarters but may from time to time assist the Distributor within the Territory.

E)    Lucid will make its facility in the USA available, from time to time, to the Distributor and the Distributor’s sales force for sales training purposes. Lucid will also offer this service to the Distributor for the introduction of potential End Users from the Territory.

12.  Prices, Terms & Conditions of Sale

A) The Distributor may purchase Products from Lucid at the price published by Lucid, from time to time, in the International Distributor price list (attached). Lucid agrees to allow the Distributor a discount of THIRTY (30)... per cent against the published International Distributor price list.

B) All orders from the Distributor to Lucid will be subject to Lucid’s standard terms and conditions of sale.

C) All prices are quoted by Lucid in US Dollars and are sold Ex Works, becoming the Distributor’s property when despatched from the Lucid facility.

13   PAYMENT TERMS

The Distributor agrees to abide by Lucid’s standard payment terms, which are as follows; fifty (50) per cent of order value payable to Lucid when order is placed. On despatch of the order the balance of fifty (50) per cent will be invoiced with thirty (30) days terms from date of invoice.

14.  TERMINATION

A)    Either party may terminate this agreement by giving written Notice to the other party if:

i)       The other party fails to perform or satisfy any of the conditions, covenants or obligations of this Agreement.

ii)      The other party files or has filed against it , a petition seeking relief under any bankruptcy, insolvency, reorganisation, moratorium, liquidation or similar law affecting creditors’ rights

B)    In addition, Lucid may terminate this agreement by giving the Distributor Written Notice if there is any change of control, ownership or management of the Distributor.

15 . EFFECT OF TERMINATION

A)    Upon the termination of this Agreement:

1. The Distributor shall terminate any registration it has made as a Lucid Distributor.

2. Distributor will immediately return any samples, sales literature, promotional materials and other documents supplied to the Distributor free of charge from Lucid.

3. Any right to use Lucid patents, copyrights, trademarks, symbols and logos shall immediately cease.

B)    If this Agreement is terminated Lucid shall not be liable for any incidental, indirect; special punitive of consequential damages of any kind, including any perceived or real market development costs.

16. Incident and Traceability Reporting

A) DISTRIBUTOR will IMMEDIATELY report via telephone communication to Lucid any incidents that involve the use of PRODUCTS sold by the DISTRIBUTOR to end users that affect patient safety or well-being (an “INCIDENT”). Such oral incident reporting will be followed immediately by a written incident report that documents the detailed conditions that resulted in the INCIDENT and Distributor shall thereafter co-operate with Lucid in the investigation of any and all conditions that led to, or resulted from the INCIDENT.

B)    DISTRIBUTOR will routinely, but not less than annually, report in writing to Lucid, documenting the end users to which PRODUCTS have been sold, including the address, telephone number and name of a person who is the primary emergency contact. Lucid will use this information in the event of Lucid issuing a product recall of the PRODUCT for safety or other reasons. If such an event occurs, and upon Lucid’s request, the DISTRIBUTOR will immediately provide Lucid with the names, addresses, telephone numbers and emergency contact personnel of any end user sites not previously reported to Lucid.

17   LIMITATION OF LIABILITY

A)    Lucid does not guarantee delivery of Product by any particular date. If Lucid accepts Distributor’s order and fails to deliver ordered products, Distributors sole remedy will be limited to refund of money paid to Lucid for any undelivered products.

B)    Lucid will not have any liability or responsibility to Distributor or any other person or entity for any consequential, indirect, special, punitive or incidental damages or lost profits, whether foreseeable or unforeseeable, based on claims of Distributor or Distributor’s customers (including but not limited to, claims for loss of data, goodwill, profits, use of money or use of product, interruption in use or availability of data stoppage or other work or impairment or assets) arising out of breach or failure of express or implied warranty, breach of contract, misrepresentation, negligence, strict liability in tort or otherwise, except only in the case of death or personal injury where and to the extent that applicable law requires such liability. In no event will the aggregate liability incurred by Lucid in any action or proceeding exceed the total amount actually paid to Lucid by Distributor for the purchase of the products that actually caused the damage or loss.

18   Governing Law

A)    This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, USA without regard to conflict of laws principles.

19.  NOTICE

A)    All notices required herein (“NOTICE”) shall be given in English language. Notices must be sent postage pre-paid, and (a) delivered personally against written receipt (b) transmitted via facsimile or (c) sent by nationally recognised overnight courier service, or (d) sent via first class certified mail, return receipt requested, to the address listed above. Any change of addresser fax number must be designated in writing and served in accordance with this Section. Notice shall be effective (a) upon receipt if personally delivered (b) upon confirmation of transmission if sent via facsimile and (c) two (2) business days after deposit with the courier or an official depository of the US Post Office, if sent via recognised overnight courier of via Certified Mail, as the case may be.

20   ENTIRE AGREEMENT:

A) This Agreement, including the Price List attached hereto, as amended from time to time, constitutes the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes and replaces all previous proposals, both oral and written, negotiations, representations, commitments, writings, contracts, agreements and all other communications between the two parties.

B) The parties hereto agree that invalidity or unenforceability of any of the provisions, in part or in whole of this Distributorship Agreement shall not in any way affect the validity or enforceability of any other parts or provisions thereof accept those which are an integral part of or are otherwise clearly inseparable from such invalid or unenforceable part or provisions.

C)  This Distribution Agreement , including waiver of this clause, cannot be modified except by mutual written agreement signed by duly authorised representatives of both parties hereto.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

LUCID Inc.		INTEGRAL CORPORATION

By	/s/ Jay M. Eastman	By	/s/ ReiKo Ikahata

PRINT NAME		PRINT NAME
Jay M. Eastman		ReiKo Ikahata

TITLE		TITLE
Chairman & CEO		President & CEO